Exhibit 99.4

CONSENT

In connection with the filing by Financial Strategies Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, I hereby consent to being named as a nominee to the board of directors of Financial Strategies Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated October 22, 2021

/s/ Horst Rzepka
Horst Rzepka